   As filed with the Securities and Exchange Commission on January 19, 1999

                                           Registration Statement No. 333-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________

                            BOSTON PROPERTIES, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                                   04-2473675
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                Identification No.)


                               8 Arlington Street
                          Boston, Massachusetts 02116
                                 (617) 859-2600
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                        _______________________________

                        Mortimer B. Zuckerman, Chairman
                           Edward H. Linde, President
                          and Chief Executive Officer
                            BOSTON PROPERTIES, INC.
                               8 Arlington Street
                          Boston, Massachusetts 02116
                                 (617) 859-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                             Gilbert G. Menna, P.C.
                          GOODWIN, PROCTER & HOAR  LLP
                                 Exchange Place
                          Boston, Massachusetts 02109
                                 (617) 570-1000
                         _____________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
  Title of Shares Being    Amount to be Registered        Proposed Maximum              Proposed Maximum            Amount of
       Registered                                      Offering Price Per Share(2)   Aggregate Offering Price(2)  Registration Fee
Common Stock, par value                  1,471,456                        $31.41                $46,218,432.96         $12,848.73
 $.01 per share(1)
=================================================================================================================================

 (1) This Registration Statement also relates to the Rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement dated June 16, 1997. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such stock. Because no separate consideration is paid for the Rights, the registration fee therefor is included in the fee for the Common Stock. This Registration Statement also relates to such additional shares as may be issuable as a result of certain adjustments including, without limitation, stock dividends, stock splits and distributions of options, warrants, convertible securities, evidences of indebtedness or assets.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on January 13, 1999.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

   ***********************************************************************
   * The information in this prospectus is not complete and may be       *
   * changed. We may not sell these securities until the registration    *
   * statement filed with the Securities and Exchange Commission is      *
   * effective. This prospectus is not an offer to sell these securities *
   * and it is not soliciting an offer to buy these securities in any    *
   * state where the offer or sale is not permitted.                     *
   ***********************************************************************


                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 19, 1999

Prospectus                 1,471,456 Shares
----------



                            BOSTON PROPERTIES, INC.
                               8 Arlington Street
                          Boston, Massachusetts 02116
                                 (617) 859-2600

                                  Common Stock
                           (par value $.01 per share)

                               __________________


    Boston Properties, Inc. develops, acquires, owns and manages a diverse portfolio of office, industrial and hotel properties in the United States. Our properties are predominantly located in Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland.

    This prospectus is being delivered in connection with the possible issuance by us of up to 1,471,456 shares of Common Stock of the Company (the "Redemption Shares") to holders of certain common units of limited partnership interest ("OP Units") in Boston Properties Limited Partnership (the "Operating Partnership"). Such holders may present such OP Units for redemption and we may elect to acquire such OP Units for Redemption Shares in accordance with the limited partnership agreement of the Operating Partnership. The Operating Partnership is a Delaware limited partnership of which we are the sole general partner and own a controlling interest. Substantially all of our properties are owned, and all of our operations are conducted, by the Operating Partnership and its subsidiaries.

    The OP Units for which the Redemption Shares may be exchanged were issued on February 1, 1998 upon the contribution to Boston Properties Limited Partnership of certain properties and assets. Such OP Units first became redeemable on February 11, 1999. We are registering the Redemption Shares pursuant to our obligations under a Registration Rights and Lock-up Agreement dated February 1, 1998, but the registration of the Redemption Shares does not necessarily mean that all or any portion of the OP Units will be presented for redemption or that any of the Redemption Shares will be issued hereunder.

    We will not receive any cash proceeds from the issuance of Redemption Shares but will acquire additional OP Units in Boston Properties Limited Partnership in exchange for any Redemption Shares that we may issue pursuant to this Prospectus. We have agreed to bear certain expenses of registration of the Redemption Shares under federal and state securities laws.

    The Common Stock is listed on the New York Stock Exchange under the symbol "BXP."

    See "Risk Factors" beginning on page 4 for certain factors you should consider before you invest in our Common Stock.

                                ________________

The shares of Common Stock offered pursuant to this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is January __, 1999

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Redemption Shares. This prospectus is part of the Registration Statement. This prospectus does not contain all the information contained in the Registration Statement because we have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the Registration Statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Boston Properties, Inc., that file electronically with the SEC. You may access the SEC's web site at http://www.sec.gov.

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and we are required to file reports and proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our Common Stock is listed on the New York Stock Exchange ("NYSE"). You may also read our reports, proxy and other information statements and other information which we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We file annual, quarterly, and special reports, proxy statements and other information with the SEC. The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose in this prospectus important information to you by referring you to those documents. The information below is incorporated in this prospectus by reference and is an important part of this prospectus, and certain information that we file after the date of this prospectus with the SEC will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the Redemption Shares.

        .   Our Annual Report on Form 10-K for the year ended December 31, 1997.

        .   Our Quarterly Reports on Form 10-Q for the quarters ended March 31,
    1998, June 30, 1998 and September 30, 1998 and our Report on Form 10-Q/A filed on December 1, 1998, amending the Report on form 10-Q for the quarter ended September 30, 1998.

        .   The description of the Common Stock contained in our Registration
    Statement on Form 8-A, filed on June 12, 1997, and all amendments and reports updating the description.

        .   The description of the rights to purchase shares of the Company's
    Series E Junior Participating Cumulative Preferred Stock contained in our Registration Statement on Form 8-A, filed on June 12, 1997, and the description contained in our Registration Statement on Form 8-A/A filed on June 16, 1997 amending such description, and all amendments and reports updating such description.

        .   Our Current Reports on Form 8-K filed on September 26, 1997,
    November 6, 1997, November 26, 1997, December 16, 1997, January 12, 1998, January 26, 1998, February 6, 1998, June 9, 1998, July 15, 1998, July 17,
    1998, July 27, 1998, October 27, 1998 and November 25, 1998 and our Current Reports on Form 8-K/A filed on November 14, 1997 and November 25, 1997, amending our Current Report on Form 8-K filed on September 26, 1997, our Current Reports on Form 8-K/A filed on November 14, 1997 and December 4, 1997, amending our Current Report on Form 8-K filed on November 6, 1997 and our Current Report on Form 8-K/A filed on August 25, 1998, amending our Current Reports on Form 8-K filed on July 15, 1998, July 17, 1998 and July 27, 1998, and our Current Report on Form 8-K filed on November 25, 1998.

    We will provide, without charge, at the written or oral request of anyone to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing. Written requests should be directed to Boston Properties, Inc., 8 Arlington Street, Boston, Massachusetts 02116, Attention: Chief Financial Officer. Telephone requests may be directed to (617) 859-2600.

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus (in the case of a statement in a previously filed document incorporated by reference herein), in any applicable prospectus supplement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

    We are not making an offer of these Redemption Shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

    Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                                  RISK FACTORS

    Before you present your OP Units for redemption, which may result in your receipt of Redemption Shares, you should be aware that there are various risks in making such an investment, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to present your OP Units for redemption. This section includes or refers to certain forward-looking statements; you should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed beginning on page 14.

    Unless the context otherwise requires, all references to "we," "us" or the "Company" refer (i) to Boston Properties, Inc., a Delaware corporation, and its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership (the " Operating Partnership"), of which Boston Properties, Inc. is the sole general partner, and (ii) to the predecessors thereof (the "Predecessor"). All activities prior to June 23, 1997 refer to activities of the Predecessor.

Our Performance and Value is Subject to Risks Associated with the Real Estate Industry

    General Real Estate Ownership Risks

    Our economic performance and the value of our real estate assets are subject to the following risks generally associated with the ownership and operation of real estate:

    .   changes in national economic conditions;

    .   increased operating costs (including real estate taxes and utilities);

    .   changes in interest rates and the availability of financing;

    .   other market and economic conditions that may affect regional real estate markets, which are described below; and

    .   changes in laws and governmental regulations (including those governing real estate usage, zoning and taxes).

    If our properties do not generate sufficient income to meet operating expenses, including future debt service costs, it will adversely affect our ability to make distributions to our stockholders.

    Risks Associated with Local Market Conditions

    Currently, our properties are located primarily in seven markets: Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland. Local real estate market conditions may include a large supply of competing space, and we will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. Local economic conditions may affect the ability of our tenants to make lease payments. The economic condition of each of these local markets may be dependent on one or more industries, and therefore an economic downturn in one of these industry sectors may adversely affect our performance in such market.

    Difficulty of Selling Real Estate Investments

    Real estate investments can be hard to sell, especially if local market conditions are poor. This may limit our ability to change our portfolio promptly in response to economic or other conditions. In addition, certain significant expenditures, such as debt service costs (if any), real estate taxes, and operating and maintenance costs, generally are not reduced when market conditions are poor, resulting in a reduction in income from the investment under such circumstances. These and any other factors or events that would impede our Company from responding to changes in the performance of our investments could adversely affect our financial condition and results of operations.

    Inability to Renew Leases or Re-lease Space

    We may not be able to renew leases or obtain new tenants to whom space may be re-leased as leases expire, and the terms of a renewal or a new lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. If we are unable to re-lease substantial amounts of vacant space promptly, if the rental rates upon a renewal or new lease are significantly lower than expected, or if reserves for costs of re-leasing prove inadequate, then our cash flow will decrease and our ability to make distributions to our stockholders will be adversely affected.

    Risks Associated with Operating Hotel Properties

    At present we own two hotel properties and are developing a third hotel property. We lease the hotel properties to a lessee ("ZL Hotel LLC") in which Messrs. Zuckerman and Linde are the sole member-managers. Messrs. Zuckerman and Linde have a 9.8% economic interest in such lessee and two unaffiliated public charities have a 90.2% economic interest. Marriott International, Inc. manages the two in-service hotel properties under the Marriott(R) name pursuant to a management agreement with ZL Hotel LLC. ZL Hotel LLC pays us a percentage of the gross receipts that the hotel properties receive. Because the lease payments to the Company are based on a participation in the gross receipts of the hotel properties, if the hotel properties do not generate sufficient receipts, our cash flow would be decreased and it could adversely affect our ability to pay distributions to our stockholders. The following factors, among others, are common to the hotel industry, and may reduce the receipts generated by our hotel properties:

        .   our hotel properties compete for guests with other hotels and a number of these hotels have greater marketing and financial resources than our hotel operating business partners;

        .   if there is an increase in operating costs resulting from inflation and other factors, ZL Hotel LLC may be unable to offset such increase by increasing room rates;

        .   our hotels are subject to the fluctuating and seasonal demands of business and commercial travelers and tourism;

        .   increases in energy costs and other expenses of travel may reduce the travel by potential guests of our hotels; and

        .   our hotels are subject to general and local economic conditions that may affect demand for travel.

    Americans with Disabilities Act Compliance

    The Americans with Disabilities Act (the "ADA") generally requires that public accommodations, including office buildings and hotels, be accessible to disabled persons. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, in the event that we are not in compliance with the ADA, the federal government could fine the Company or private litigants could be awarded damages against the Company. If, pursuant to the ADA, we are required to make substantial alterations in one or more of our properties, our financial condition and results of operations, as well as the amount of cash available for distribution to our stockholders, could be adversely affected.

    Uninsured Losses

    We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance, as applicable, with respect to our properties. We believe our coverage is of the type and amount customarily obtained for or by an owner of such properties. We believe all of our properties are adequately insured. However, there are certain types of losses (such as from wars or catastrophic acts of nature) for which we cannot obtain insurance or for which we cannot obtain insurance at a reasonable cost. In the event of an uninsured loss or a loss in excess of our insurance limits, we could lose the revenues generated from the affected property, as well as the capital we have invested in the affected property. We would continue to be obligated to repay any mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and financial condition and results of operations.

    Obtaining New Owner's Title Insurance Policies in Connection with Certain Properties

    We acquired from our Predecessor certain properties at the completion of our initial public offering of Common Stock on June 23, 1997 (the "Initial Offering"). Each of these acquired properties was, prior to its acquisition by us, insured by title insurance policies that insured the owner of the property. New owner's title insurance policies were not obtained in connection with our acquisition of such properties. Nevertheless, because in many instances we acquired the owner of the property and the owner remained in existence, certain of these title insurance policies may continue to benefit subsidiaries of the Company, although each such title insurance policy may be in an amount less than the current value of the applicable property. If there was a title defect related to any of these properties, or to any of the properties acquired at the time of the Initial Offering that no longer are covered by title insurance policies, we could lose both our capital invested in and our anticipated profits from such property. We have obtained title insurance policies for any properties that we acquired after the Initial Offering.

    Changes in Tax and Environmental Laws

    Generally, we have been able to pass costs resulting from increases in real estate taxes through to tenants. However, we generally do not pass increases in income, service or transfer taxes through to our tenants. Similarly, changes in laws increasing the potential liability for environmental conditions existing on our properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures. These increased costs could adversely affect our financial condition and results of operations and the amount of cash available for distribution to stockholders.

Risks Associated with Property Acquisitions

    Since the Initial Offering, we have made large acquisitions of properties and portfolios of properties. We intend to continue to investigate and pursue acquisitions of properties and portfolios of properties, including large portfolios that could continue to significantly increase our size and alter our capital structure. Our ability to manage our growth effectively requires us to integrate successfully new acquisitions into our existing operations. We cannot assure our stockholders that we will be able to quickly and efficiently integrate such new acquisitions, particularly acquisitions of portfolios of properties. If we are unable to successfully manage our growth or integrate our new acquisitions, our results of operations and financial condition could be adversely affected.

    Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position. Additionally, we expect that other real estate investors with significant capital will compete with us for attractive investment opportunities. This competition has increased prices for properties of the type we would likely pursue. We expect to acquire properties with cash from secured or unsecured financings and proceeds from offerings of equity or debt. We may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms.

Our Investments in Property Development May Be More Costly Than Anticipated

    We intend to continue to develop and substantially renovate office, industrial and hotel properties. To the extent that we engage in such development activities, we will be subject to the risks normally associated with such activities. These risks include, among others, the following:

    .   occupancy rates and rents at newly completed properties may not be sufficient to enable us to achieve our intended return on investment;

    .   expenses of operating a completed development may be higher than anticipated;

    .   we may be unsuccessful or delayed in obtaining necessary zoning, land use, building, occupancy, and other governmental permits and regulatory approvals;

    .   we may incur construction costs for developing a property which exceed our estimates due to factors beyond our control, such as weather, labor conditions or material shortages; and

    .   we may not be able to obtain construction financing on favorable terms.

     These risks could result in substantial unanticipated delays or expense that could prevent completion or cause us to abandon development activities which we have already begun to explore. If any of these events occur, it could adversely affect our ability to achieve our projected yields on properties under development and could prevent us from making expected distributions to our stockholders.

    In addition, development and construction activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

    We intend to develop properties in joint ventures with other persons or entities. The use of a joint venture vehicle creates a risk of a dispute or a risk that we will have to acquire a joint venturer's interest in a development for a price or at a time that we would otherwise not purchase such interest.

We Depend on Key Personnel Whose Continued Service is Not Guaranteed

    We depend on the efforts of key personnel, particularly Mortimer B. Zuckerman, Chairman of the Board of Directors, and Edward H. Linde, President and Chief Executive Officer. Among the reasons that Messrs. Zuckerman and Linde are important to the success of the Company is that each has a national reputation which attracts business and investment opportunities and assists us in negotiations with lenders. If we lost their services, our relationships with lenders, potential tenants and industry personnel would diminish. The other executive officers of the Company who serve as managers of the Company's offices have strong regional reputations. Their strong regional reputations aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for these key personnel, the loss of their services could materially and adversely effect our operations because of diminished relationships with lenders, prospective tenants and industry personnel.

     Mr. Linde and the Company's other executive officers have employment agreements in which they agree to devote substantially all of their business time to the Company's business and affairs and not to have substantial outside business interests. Because these officers may resign or be terminated at any time, these employment agreements cannot guarantee that they will remain with the Company for any particular period of time. The Company does not have an employment agreement with Mr. Zuckerman. Mr. Zuckerman has substantial outside business interests, including, serving as Chairman of the Board of Directors of U.S. News & World Report, The Atlantic Monthly, The New York Daily News and Applied Graphics Technologies, and serving as a member of the Board of Directors of Snyder Communications. Such outside business interests could interfere with his ability to devote time to the Company's business and affairs. For over twenty years, Mr. Zuckerman has devoted a significant portion, although not a majority, of his business time to the affairs of the Company. He cannot assure the Company that he will continue to devote any specific portion of his time to the Company and has therefore declined to enter into an employment agreement with the Company. At present, Mr. Zuckerman has no commitments which would prevent him from maintaining his current level of involvement with the Company.

Potential Liability for Environmental Matters Could Adversely Affect Our Financial Condition

     Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be required (often regardless of knowledge or responsibility) to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at a property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by them in connection with such contamination. These costs and liabilities could be substantial and could exceed the value of the affected real estate. If such substances were present on one of our properties, our ability to borrow against, sell or rent the affected property could be adversely affected. We have not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of our properties that we believe would have a material adverse effect on our business, assets, or results of operations.

    Some of our properties are located in urban and industrial areas where fill or current or historic industrial uses of the areas have caused site contamination. Independent environmental consultants have been retained in the past to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or groundwater sampling) and asbestos surveys on all of our properties. These environmental surveys have not revealed any environmental conditions that we believe will have a material adverse effect on our business, assets or results of operations, and we are not aware of any other environmental condition with respect to any of our properties which we believe would have such a material adverse effect. However, we are aware of environmental conditions at three of our properties that may require remediation:

    .   With respect to 17 Hartwell Avenue in Lexington, Massachusetts, we
    received a Notice of Potential Responsibility from the state regulatory authority on January 9, 1997, related to groundwater contamination. In addition, we received Notices of Downgradient Property Status Submittals from third parties concerning contamination at two downgradient properties. On January 15, 1997, we notified the state regulatory authority that we would cooperate with and monitor the tenant at the property (which investigated the matter and undertook remedial actions). That investigation identified the presence of hazardous substances in and near a catch basin along the property line. The tenant completed an Immediate Response Action at the site in April 1998. We expect the tenant will likewise take any additional necessary response actions.

    .   The 91 Hartwell Avenue property in Lexington, Massachusetts was listed by the state regulatory authority as an unclassified Confirmed Disposal Site in connection with groundwater contamination. We engaged a specially licensed environmental consultant to perform the necessary investigation and assessment and to prepare submittals to the state regulatory authority. On August 1, 1997, such consultant submitted to the state regulatory authority a Phase I--Limited Site Investigation Report and Downgradient Property Status Opinion. This Opinion concluded that the property qualifies for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site and may qualify us for liability relief under recent statutory amendments. Although we believe that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of such response actions, we will take any necessary further response actions.

    .   An investigation at the 200 West Street property in Waltham,
    Massachusetts identified groundwater contamination. We engaged a specially licensed environmental consultant to perform the necessary investigation and assessment and to prepare submittals to the state regulatory authority. On March 11, 1998, the consultant submitted to the state regulatory authority a Release Notification and Downgradient Property Status Opinion. This Opinion concluded that the property qualifies for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site and may qualify us for liability relief under recent statutory amendments. Although we believe that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of such response actions, we will take any necessary further response actions.

    No assurance can be given that the environmental assessments and updates identified all potential environmental liabilities, that no prior owner created any material environmental condition not known to us or the independent consultants preparing the assessments, that no environmental liabilities may have developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

Our Use of Debt to Finance Acquisitions and Developments Could Adversely Affect Our Cash Flow

    Required Repayment of Debt or Payment of Interest on Debt

    We currently have, and may in the future incur, indebtedness that bears interest at variable rates. Variable rate debt creates higher debt service requirements if market rates increase, which could adversely affect our cash flow and the amounts available to pay distributions to our stockholders. We are subject to risks normally associated with debt financing, including the risk that our cash flow will be insufficient to make required payments of principal and interest, the risk that any indebtedness will not be able to be refinanced, the risk that the terms of any refinancing will not be as favorable as the terms of such indebtedness and the risk of a default under the terms of any indebtedness and an acceleration resulting from such default.

    No Limitation on Debt

    We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and Board of Directors have discretion to increase the amount of the Company's outstanding debt at any time. We could become more highly leveraged, resulting in an increase in debt service costs that could adversely affect our cash flow and the amount available for distribution to our stockholders. If we increase our debt we may also increase the risk of default on our debt.

    Financial Covenants Could Adversely Affect Our Financial Condition.

    If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose on the property, resulting in loss of income and asset value. The mortgages on our properties contain customary negative covenants which, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property or to discontinue insurance coverage. In addition, our credit facilities contain certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to assets ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

    Our Degree of Leverage Could Limit Our Ability to Obtain Additional
Financing.

    Our Debt to Market Capitalization Ratio (total debt as a percentage of total debt plus the market value of the outstanding Common Stock, OP Units and Preferred Units (assuming conversion of all Preferred Units)) is approximately 50.9% as of December 31, 1998. A real estate company's degree of leverage could have important consequences to its security holders, because leverage affects a company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes and makes a company more vulnerable to a downturn in the economy generally.

    To qualify as a REIT, we must distribute to our stockholders each year at least 95% of our net taxable income (excluding any net capital gain). See "Certain Federal Income Tax Considerations" below. Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs, including for acquisitions and developments, from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of security holders' interests, and additional debt financing may substantially increase our leverage.

Failure to Qualify as a REIT Would Cause Us to be Taxed as a Corporation

     The Company is a real estate investment trust as defined in the Internal Revenue Code (the "Code"). Entities that have this characterization under the Code are also known as "REITs." In general, qualification as a REIT enables us to deduct from our federal taxable income the amount of any dividends paid to our stockholders. If we fail to qualify as a REIT, we will be taxed as a corporation for both current and past years. Qualification as a REIT involves the application of highly technical and complex provisions under the Internal Revenue Code (the "Code"), as to which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. Therefore, although we believe that we are organized and operate as a REIT, there is a risk that we will fail to maintain our status as a REIT. In addition, we cannot assure you that future legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws (or their application) with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

    If, in any taxable year, we failed to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax liability resulting from the failure to qualify as a REIT would significantly reduce or eliminate the amount of funds available for distribution to our stockholders. In addition, we would no longer be required to make distributions to our stockholders. See "Certain Federal Income Tax Considerations" beginning on page 32.

The Ability of Our Stockholders to Control Our Policies and Affect a Change of Control of Our Company is Limited, Which May Not Be in The Stockholders' Best Interests

    Change in Company Policies Without Stockholders' Approval

    Our operating and financial policies, including the Company's policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, are determined by the Company's Board of Directors. Accordingly, as a stockholder, you will have little direct control over our policies.

    Engagement in Investment Activity Without Stockholders' Approval

    We expect to continue to acquire additional real estate assets pursuant to our investment strategies and consistent with our investment policies. As a stockholder, you will generally not be entitled to vote on any such acquisitions. You will not receive past financial statements regarding the real estate assets to be acquired. Instead, our stockholders must rely entirely on the decisions of management (although in the case of material acquisitions, we will, as required by federal securities law, provide financial information following the acquisition in filings with the SEC.)

    Stock Ownership Limit

    To maintain qualification as a REIT for federal income tax purposes, not more than 50% in value of the Company's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) at any time during the last half of any year. See "Certain Federal Income Tax Considerations" beginning on page 32.
The Company's Certificate of Incorporation (the "Charter") generally prohibits ownership, directly or by virtue of the attribution provisions of the Code, by any single stockholder (which does not include certain pension plans or mutual funds) of more than 6.6% of the issued and outstanding shares of the Company's Common Stock (the "Ownership Limit"). The Board of Directors may waive or modify the Ownership Limit with respect to one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize the Company's status as a REIT for federal income tax purposes. Notwithstanding the above, the Charter provides that each of Messrs. Zuckerman and Linde, along with certain family members and affiliates of each of Messrs. Zuckerman and Linde, respectively, as well as, in general, pension plans and mutual funds, may actually and beneficially own up to 15% of the outstanding shares of Common Stock. The Ownership Limit may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect our stockholders' ability to realize, in connection with such a transaction, a premium over the then-prevailing market price for the Common Stock. See "Description of Common Stock - Restrictions on Transfer" beginning on page 25.

    Charter and Bylaw Provisions

    Certain provisions of the Company's Charter and bylaws, as amended and restated (the "Bylaws"), could make it more difficult for someone to acquire control of the Company. The Company's Board of Directors is divided into three
classes, with the members of each class serving a three-year term.   The Charter
authorizes the Board of Directors to issue up to 50 million shares of Preferred Stock without stockholder approval. The Board of Directors may establish the preferences and rights of any Preferred Stock issued. These and other restrictions may preclude acquisitions that could otherwise provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares.

    Operating Partnership Agreement

    We are the sole general partner of the Operating Partnership and, in connection with most matters which could require a consent or vote of the Operating Partnership's partners, hold approximately 65.0% of the voting power therein (assuming conversion of all preferred units of limited partnership ("Preferred Units")). We have agreed in the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") not to engage in certain business combinations unless the limited partners who hold the remaining common units of limited partnership ("Common Units" or "OP Units") receive, or have the opportunity to receive, the same consideration per OP Unit as our holders of Common Stock receive per share of Common Stock in the transaction. If holders of OP Units do not receive such consideration, we cannot engage in the transaction unless 75% of the limited partners (other than the Company) vote to approve the transaction. In addition, we have agreed in the Operating Partnership Agreement that we will not consummate certain business combinations in which we conducted a vote of the stockholders unless (i) a vote of holders of OP Units is conducted and (ii) the matter would have been approved had holders of OP Units been able to vote as stockholders on the transaction. The Operating Partnership Agreement does not enable us or require us to engage in a business combination requiring our stockholders' approval if our stockholders do not in fact give the required approval. Rather, if our stockholders approve a business combination that requires a vote of stockholders, we are therefore authorized under the Charter to engage in such transaction but we are contractually prohibited under the Operating Partnership Agreement from consummating the transaction unless

    .   holders of OP Units (including the Company) vote on the matter;

    .   the Company votes the OP Units it holds in the Operating Partnership
    (which at all times equals the number of shares of Common Stock outstanding) in the same proportion as our stockholders voted on the matter at the stockholder vote; and

    .   the result of such vote of the OP Unit holders (including the proportionate vote of the Company's OP Units) is such that had such vote been a vote of stockholders holding a number of shares equal to the number of outstanding OP Units, the business combination would have been approved by our stockholders.

     As a result of these provisions of the Operating Partnership, a third party may be deterred from making an acquisition proposal that it would otherwise make and we may be prohibited by contract from engaging in a proposed business combination even though the Company's stockholders approve of the combination and we have the authority to engage in the combination under our Charter.

    Shareholder Rights Agreement

    We have adopted a Shareholder Rights Agreement. Under the terms of this agreement, we can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our Common Stock (an "Acquiring Person") because, unless we approve of the Acquiring Person's purchase, after the Acquiring Person acquires more than 15% of the outstanding Common Stock, all stockholders (other than the Acquiring Person) will have the right to purchase securities from us at a price that is less than their then fair market value. Such purchases by the other stockholders would substantially reduce the value and influence of the shares of our Common Stock owned by the Acquiring Person. However, our Board of Directors can prevent the Shareholder Rights Agreement from operating in this manner and thus has significant discretion to approve of an acquiror's efforts to acquire a large interest in our Company. See "Description of Common Stock - Shareholder Rights Agreement" beginning on page 26.

    Provisions of Delaware Law

    As a Delaware corporation, we are subject to the provisions of the Delaware General Corporation Law (the "DGCL"), which imposes restrictions on certain business combinations and requires compliance with certain procedures before certain mergers and acquisitions can occur. The DGCL may delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if an acquisition would be in our stockholders' best interest.

Conflicts of Interest Exist Between the Company and Certain Holders of OP Units and Preferred Units in Connection with the Operation of the Company

    Sales of Properties and Repayment of Related Indebtedness Will Have Different Effects on OP Unitholders than on Stockholders

    Certain holders of OP Units and Preferred Units, including Messrs. Zuckerman and Linde, will incur adverse tax consequences upon the sale of certain of our properties and on the repayment of related indebtedness which are different from the tax consequences to the Company and our stockholders. Consequently, such holders of OP Units and Preferred Units may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. While the Company has exclusive authority under the Operating Partnership Agreement to determine whether, when, and on what terms to sell a property (subject, in the case of certain properties, to the contractual commitments described below) or when to refinance or repay indebtedness, any such decision would require the approval of our Board of Directors. As directors and executive officers of the Company, Messrs. Zuckerman and Linde have substantial influence with respect to any such decision. Their influence could be exercised in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could prevent completion of a sale of a property or the repayment of indebtedness.

    Agreement Not to Sell Certain Properties

    Under the terms of the Operating Partnership Agreement, we have agreed not to sell or otherwise transfer certain of our properties, prior to specified dates, in any transaction that would trigger taxable income, without first obtaining the consent of Messrs. Zuckerman and Linde. However, we are not required to obtain their consent if, during the applicable period, each of them does not hold at least 30% of his original OP Units. In addition, we have entered into similar agreements with respect to other properties that we have acquired for partnership interests in the Operating Partnership. There are a total of 16 properties subject to these restrictions, and those 16 properties are estimated to have accounted for approximately 68% of the Company's total revenue on a pro forma basis for the year ended December 31, 1997.

    The Operating Partnership has also entered into agreements providing Messrs. Zuckerman and Linde and others with the right to guarantee additional and/or substitute indebtedness of the Company in the event that certain other indebtedness is repaid or reduced.

    The agreements described above may hinder actions that the Company would otherwise desire to take because the Company would be required to make payments to the beneficiaries of such agreements if the Company violates these agreements.

    Messrs. Zuckerman and Linde Will Continue to Engage in Other Activities

    Messrs. Zuckerman and Linde have a broad and varied range of investment interests. Either one could acquire an interest in a company which is not currently involved in real estate investment activities but which may acquire real property in the future. However, pursuant to Mr. Linde's employment agreement and Mr. Zuckerman's non-compete agreement with the Company, Messrs. Zuckerman and Linde will not, in general, have management control over such companies and, therefore, they may not be able to prevent one or more such companies from engaging in activities that are in competition with our activities.

Possible Adverse Impact of Market Conditions on Market Price

    As with other publicly traded equity securities, the value of our Common Stock depends on various market conditions which may change from time to time. Among the market conditions that may affect the value of our publicly traded securities are the following: the extent of institutional investor interest in the Company; the reputation of REITs and office REITs generally and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate companies); our financial condition and performance; and general financial market conditions.

    One of the factors that investors may consider important in deciding whether to buy or sell shares of a REIT is the dividend with respect to such REIT's shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher market interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our publicly traded securities to go down in order to increase our dividend as a percentage of the price of a share.

Tax Consequences of Exchanging OP Units for Redemption Shares

    Tax Consequences of Exchanging OP Units for Redemption Shares. If we acquire your OP Units in exchange for cash or Redemption Shares, the redemption of such OP Units will be treated for tax purposes as a sale of your OP Units. Such a sale will be fully taxable to you and you will be treated as realizing for tax purposes an amount equal to the sum of (a) the cash you receive or the value of the Redemption Shares you receive plus (b) the amount of any liabilities of the Operating Partnership allocable to the exchanged OP Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (e.g., Redemption Shares) you
                                                ----
would receive upon such disposition. In addition, your ability to sell a substantial number of Redemption Shares in order to raise cash to pay your tax liabilities associated with the redemption of OP Units may be limited as a result of fluctuations in the market price of our Common Stock, and the price you receive for such shares may not equal the value of your OP Units at the time of the redemption or exchange.

    If we do not acquire the OP Units you tender for redemption in exchange for Redemption Shares, and the Operating Partnership redeems such OP Units for cash, the tax consequences may differ. See "Description Of Units and Redemption Of Units -- Tax Consequences Of Redemption" beginning on page 18.

    Potential Change in Investment Upon Redemption of OP Units. If you exercise your right to require that we redeem all or a portion of your OP Units, you may receive cash or, at our option, Redemption Shares in exchange for your OP Units. If you receive cash, you will no longer have any interest in the Operating Partnership (except to the extent that you retain OP Units) and you will not benefit from any subsequent increases in our share price and you will not receive any future distributions from us (unless you retain or acquire OP Units or additional shares of Common Stock in the future). If you receive Common Stock, you will become a stockholder of Boston Properties, Inc. rather than a holder of OP Units in the Operating Partnership and as such will have different economic and corporate governance rights than those you had as a holder of OP Units.

                           FORWARD-LOOKING STATEMENTS

    Certain statements incorporated by reference or made under the captions "Risk Factors" and "The Company" and elsewhere in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements relating to acquisitions (including related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions in this prospectus, they are generally forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the following:

        .   we are subject to general risks affecting the real estate industry such as the need to enter into new leases or renew leases on favorable terms to generate rental revenues and dependence on our tenants' financial condition;

        .   we may fail to identify, acquire, construct or develop additional properties; we may develop properties that do not produce a desired yield on invested capital; or we may fail to effectively integrate acquisitions of properties or portfolios of properties;

        .   financing may not be available, or may not be available on favorable terms;

        .   we need to make distributions to our stockholders for us to qualify as a REIT and if we need to borrow the funds to make such distributions such borrowings may not be available on favorable terms;

        .   we depend on the primary markets where our properties are located, and these markets may be adversely affected by local economic and market conditions which are beyond our control;

        .   we are subject to potential environmental liabilities;

        .   we are subject to complex regulations relating to our status as a
    REIT and would be adversely affected if we failed to qualify as a REIT; and

        .   market interest rates could adversely affect the market prices for our Common Stock and our performance and cash flow.

                                  THE COMPANY

Boston Properties, Inc.

    Boston Properties, Inc., a Delaware corporation, develops, acquires, owns and manages a diverse portfolio of office, industrial and hotel properties in the United States. We are one of the largest owners and developers of office properties in the United States, with a significant presence in Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland. As of January 19, 1999, we owned 122 properties aggregating over 31.8 million square feet (including ten properties currently under development that will aggregate approximately 2.3 million square feet). The Company's properties consist of 109 office properties, including 78 Class A office properties (including nine under development) and 31 Research and Development properties; nine industrial properties; three hotels (including one under development); and one parking garage. The Company considers Class A office properties to be centrally located buildings that are professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. The Company considers Research and Development properties to be properties that are designed to address the market for research and development and other technical uses as well as to be suitable for office use.

    We are a self-administered and self-managed REIT. We have elected to be treated as a REIT under the Code beginning with our taxable year ended December 31, 1997. We are listed on the NYSE under the symbol "BXP."

    Our initial public offering of Common Stock was in June 1997 (the "Initial Offering"). Contemporaneously with such offering, the Company and its Operating Partnership subsidiary were formed to succeed to the ownership of real estate, and the real estate development, redevelopment, acquisition, management, operating and leasing businesses, associated with the predecessor organization founded by Messrs. Zuckerman and Linde in 1970.

    We are a full-service real estate company, with substantial in-house expertise and resources in acquisitions, development, financing, construction management, property management, marketing, leasing, accounting, tax and legal services. Our headquarters are located at 8 Arlington Street, Boston, Massachusetts 02116 and our telephone number is (617) 859-2600. In addition, we have regional offices at the U.S. International Trade Commission Building at 500 E Street, SW, Washington, D.C. 20024, at 599 Lexington Avenue, New York, New York 10002 and at Four Embarcadero Center, Suite 2600, San Francisco, California, 94111. The Company's headquarters and regional offices are located in properties owned by the Company.

Boston Properties Limited Partnership

    Boston Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), owns all of our assets (either directly or through subsidiaries) and is the entity through which we conduct substantially all of our business. This structure is commonly referred to as an umbrella partnership REIT or UPREIT. Our Board of Directors manages the affairs of the Operating Partnership. Boston Properties, Inc. is the sole general partner of the Operating Partnership and on January 19, 1999, owned an approximate 65.0% general and limited partnership interest in the Operating Partnership (assuming conversion of all preferred units). The other partners of the Operating Partnership are the investors who contributed their direct or indirect interests in certain properties to the Operating Partnership in exchange for an interest in the Operating Partnership, either at the completion of the Initial Offering or upon subsequent acquisitions of other properties or interests therein by the Operating Partnership.

    Partnership interests in the operating partnership are denominated as "common units of partnership interest" (also referred to as "OP Units" or "Common Units") and preferred units of limited partnership ("Preferred Units"). A holder of an OP Unit may present such OP Unit to the Operating Partnership for redemption at any time (subject to agreements upon the issuance of OP Units to particular holders that may restrict such right for a period of time, generally not less than one year). Upon presentation of an OP Unit for redemption, the Operating Partnership must redeem such OP Unit for cash equal to the then value of a share of common stock, except that the Company may, at its election, in lieu of a cash redemption acquire such OP Unit for one share of common stock of the Company ("Common Stock"). With each such redemption or acquisition, our percentage ownership interest in the Operating Partnership will increase. In addition, whenever we sell or issue shares of Common Stock, we will be obligated to contribute any net proceeds from such sale or issuance to the Operating Partnership, and the Operating Partnership will be obligated to issue an equivalent number of OP Units to us. Because the number of shares of Common Stock outstanding at all times equals the number of OP Units that the Company owns, one share of Common stock is generally the economic equivalent of one OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock. Each series of Preferred Units bears a distribution that is set in accordance with an amendment to the partnership agreement of the Operating Partnership. Preferred Units may also be convertible into OP Units at the election of the holder thereof or the Company.

    All references in this prospectus to the Company or to "we" or similar terms refer to Boston Properties, Inc. and its subsidiaries, including the Operating Partnership, collectively, unless the context otherwise requires.

    Generally, pursuant to the terms of the Operating Partnership Agreement, we have the exclusive power to manage and conduct the business of the Operating Partnership. Under the Operating Partnership Agreement, we generally have the maximum rights and powers permitted to the general partner of a Delaware limited partnership. Limited partners of the Operating Partnership generally have only such rights and powers as are reserved to limited partners expressly by Delaware law, and have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. The limited partners do not have the right to remove us as general partner. The limited partners of the Operating Partnership do have the right to vote, under certain circumstances, on business combinations of Boston Properties, Inc. or the Operating Partnership.

                  DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

General

    The Operating Partnership may issue common units of limited partnership ("Common Units" or "OP Units") and preferred units of limited partnership ("Preferred Units"). As of January 19, 1999, the Operating Partnership had outstanding 87,325,817 OP Units (including 63,527,819 owned by Boston Properties, Inc.), and 8,754,201 Preferred Units, as described below.

    Each holder of OP Units (sometimes referred to as a "Unitholder") may, subject to certain limitations, require that the Operating Partnership redeem all or a portion of such holder's OP Units (the "Redemption Right"). You may exercise such Redemption Right by delivering a Notice of Redemption to us and to the Operating Partnership. After presentation for redemption, you will receive for each OP Unit presented cash in an amount equal to the market value of a share of Common Stock (as determined in accordance with the Operating Partnership Agreement, and subject to certain adjustments to prevent dilution), except that we may, in our sole discretion, elect to acquire any OP Unit so presented to the Operating Partnership in exchange for one share of Common Stock (subject to the same adjustments).

    We may elect to acquire any Units presented to the Operating Partnership for redemption by issuing "Redemption Shares" pursuant to this Prospectus. Such an acquisition will be treated as a sale by you of your OP Units for federal income tax purposes. Upon a redemption for cash, your right to receive distributions with respect to the OP Units redeemed will cease; upon a sale for Redemption Shares, you will have rights as a shareholder of our Company, including the right to receive dividends, from the time of your acquisition of the Redemption Shares.

    You must notify us of your desire to require the Operating Partnership to redeem OP Units. You must request the redemption of at least 1,000 OP Units (or all of your OP Units, if less). No redemption can occur if the delivery of Redemption Shares would be prohibited in order to protect our qualification as a REIT under the provisions of our Certificate of Incorporation.

Preferred Units

    On June 30, 1998, the Operating Partnership issued 2,442,222 Series One Preferred Units (the "One Preferred Units") in the Operating Partnership. Each One Preferred Unit has a liquidation preference of $34 and bears a preferred distribution of 7.25% per annum. One Preferred Units are convertible into OP Units at a rate of $38.25 per OP Unit. The One Preferred Units are convertible into OP Units (i) at the holder's election at any time or (ii) at our election on or after June 30, 2003, provided that at the time of such election the Company's Common Stock has a 20-day trading average of $42.08 per share.

    On November 12, 1998, the Operating Partnership issued an aggregate of 6,311,979 Series Two and Series Three Preferred Units (the "Two/Three Preferred Units"), which have substantially similar terms. The Two/Three Preferred Units are convertible, at the holder's election, at any time on and after December 31, 2002 (the "Conversion Date") into OP Units at a conversion price of $38.10 per OP Unit.

    Distributions on the Two/Three Preferred Units (the "Ordinary Preferred Distribution") are payable quarterly and accrue at a rate of 5.0% per annum through March 31, 1999; 5.5% through December 31, 1999; 5.625% through December 31, 2000; 6.0% through December 31, 2001; 6.5% through December 31, 2002; 7.0%
until May 12, 2009; and 6.0% thereafter. However, if at any time (whether or not the Conversion Date has passed) the quarterly distributions on the OP Units into which a Two/Three Preferred Unit may be converted (the "Ratchet Distribution") are greater than the Ordinary Preferred Distribution due on such Preferred Unit, then each Two/Three Preferred Unit will receive, in respect of that quarter, the Ratchet Distribution rather than the lower Ordinary Preferred Distribution.

    The terms of the Two/Three Preferred Units provide that they may be redeemed in six annual tranches, beginning in the tenth year after their issuance, at the election of the Company or the holders. In lieu of its right to require an annual redemption of Two/Three Preferred Units, the Company may elect to convert a tranche of

Two/Three Preferred Units into OP Units provided that at the time of such forced conversion the weighted average of the closing price of the Company's Common Stock during the preceding ten day period exceeds 110% of the Conversion Price.

Tax Consequences of Redemption

    The following discussion summarizes certain federal income tax considerations that may be relevant to you if you exercise your right to require the redemption of your OP Units.

    Tax Treatment of Exchange or Redemption of OP Units. If we elect to purchase OP Units you tender for redemption, the Operating Partnership Agreement provides that each of you, the Company and the Operating Partnership shall treat the transaction as a sale of OP Units at the time of such redemption. Such sale will be fully taxable to you and you will be treated as realizing for tax purposes an amount equal to the sum of (a) the cash value or the value of the Common Stock received in the exchange plus (b) the amount of any liabilities of the Operating Partnership allocable to the redeemed OP Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. If we do not elect to acquire your OP Units tendered for redemption and the Operating Partnership redeems such Units for cash that we contribute to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such OP Units in a fully taxable transaction, although the matter is not free from doubt. In that event, you would be treated as realizing an amount equal to the sum of (a) the cash received in the exchange plus (b) the amount of any liabilities of the Operating Partnership allocable to the redeemed OP Units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below.

    If we do not elect to purchase OP Units you tender for redemption and the Operating Partnership redeems your OP Units for cash that is not contributed by
                                                             ---
us to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Operating Partnership redeems less than all of your OP Units, you would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any liabilities of the Operating Partnership allocable to the redeemed Units, exceeded your adjusted basis in all of your OP Units immediately before the redemption.

    If we contribute cash to the Operating Partnership to effect a redemption, and in the unlikely event that the redemption transaction is treated as the redemption of your OP Units by the Operating Partnership rather than a sale of OP Units to us, the income tax consequences to you would be as described in the preceding paragraph.

    Tax Treatment of Disposition of OP Units by a Limited Partner Generally. If you dispose of an OP Unit in a manner that is treated as a sale of the OP Unit, or you otherwise dispose of an OP Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such OP Unit. Upon the sale of an OP Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., Redemption Shares) received
                                              ----
plus the amount of any liabilities of the Operating Partnership allocable to the OP Units sold. To the extent that the amount of cash or property received plus the allocable share of any liabilities of the Operating Partnership exceeds your basis for the OP Units disposed of, you will recognize gain. It is possible that the gain you recognize upon a disposition of OP Units, and perhaps even the tax liability resulting from such gain, could exceed the amount of cash and/or the value of any other property (e.g., Redemption Shares) you receive upon such
                                 ----
disposition. Therefore, you should carefully consider the tax consequences of presenting your OP Units for redemption and should consult with professional advisors (e.g., an accountant, a lawyer) before doing so.
          ----

    Except as described below, any gain you recognize upon a sale or other disposition of OP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of an OP Unit attributable to your share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the Operating Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of an OP Unit.

    Basis of OP Units. In general, a limited partner who contributed a partnership interest in exchange for his OP Units has an initial tax basis in his OP Units ("Initial Basis") equal to his basis in the contributed partnership interest. A limited partner's Initial Basis in his OP Units generally is increased by (i) such limited partner's share of the Operating Partnership's taxable and tax-exempt income and (ii) increases in such limited partner's allocable share of liabilities of the Operating Partnership (including any increase in his share of liabilities occurring in connection with the contribution of property to the Operating Partnership). Generally, such partner's basis in his OP Units is decreased (but not below zero) by (A) such partner's share of the Operating Partnership's distributions, (B) decreases in such partner's allocable share of liabilities of the Operating Partnership (including any decrease in his share of liabilities of the Operating Partnership occurring in connection with the contribution of property to the Operating Partnership), (C) such partner's share of losses of the Operating Partnership and (D) such partner's share of nondeductible expenditures of the Operating Partnership that are not chargeable to his capital account.

    Potential Application of the Disguised Sale Regulations to a Redemption of OP Units. There is a risk that a redemption by the Operating Partnership of OP Units issued in connection with a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for OP Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

    Accordingly, if you (or a predecessor who conveyed your OP Units to you in a transaction which did not cause the recognition of taxable gain on such transfer of OP Units) received your OP Units upon the contribution of property to the Operating Partnership and your OP Units are redeemed by the Operating Partnership, the Internal Revenue Service ("IRS") could contend that the Disguised Sale Regulations apply because you will thus receive cash subsequent to a previous contribution of property to the Operating Partnership. In that event, the IRS could contend that the related contribution of property to the Operating Partnership was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds you receive to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code.

Comparison of Ownership of OP Units and Common Stock

    Generally, except for differing tax treatment, the nature of any investment in our Common Stock is substantially equivalent economically to an investment in OP Units in the Operating Partnership. A holder of a share of our Common Stock receives a dividend from the Company equal in amount to the distribution that a holder of an OP Unit receives from the Operating Partnership, and stockholders and Unitholders generally share in the risks and rewards of ownership in the enterprise we are conducting. However, there are some differences between ownership of OP Units and ownership of Common Stock, some of which may be material to investors.

    The information below highlights a number of significant differences between the Operating Partnership and our Company relating to, among other things, form of organization and investor rights. These comparisons are intended to assist you in understanding how your investment will be changed if your OP Units are acquired for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and you should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information about us.

    Form of Organization and Assets Owned. The Operating Partnership is organized as a Delaware limited partnership. All of our operations are conducted through the Operating Partnership.

    Boston Properties, Inc. is a Delaware corporation. We elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1997, and intend to maintain our qualifications as a REIT. We maintain both a limited partner interest and a general partner interest in the Operating Partnership which gives us an indirect investment in the properties and other assets owned by the Operating Partnership. We currently have a 65.0% economic interest in the Operating Partnership (assuming conversion of all outstanding Preferred Units into OP Units). Our interest in the Operating Partnership will
(i) increase as OP Units are redeemed for cash or acquired by us and as we issue additional capital stock and contribute the net proceeds from such issuance to the Operating Partnership in exchange for additional interests in the Operating Partnership and (ii) decrease as we issue additional OP Units and Preferred Units in exchange for property contributed to the Operating Partnership.

    Length of Investment. The Operating Partnership has a stated termination date of December 31, 2095, although it may be terminated earlier under certain circumstances. Boston Properties, Inc. has a perpetual term.

    Purchase and Permitted Investments. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Delaware law except that the Operating Partnership Agreement requires that the partnership conduct its business in a manner that will permit Boston Properties, Inc. to continue to be classified as a REIT for federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

    The Charter of Boston Properties, Inc. permits us to engage in any lawful activity permitted under Delaware law. However, under the Operating Partnership Agreement, we, as the general partner, may not conduct any business other than the business of the Operating Partnership and cannot own any assets other than our interest in the Operating Partnership.

    Additional Equity. The Operating Partnership is authorized to issue OP Units, Preferred Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as we, as general partner, in our sole discretion, may deem appropriate. In addition, we may cause the Operating Partnership to issue to us additional OP Units, Preferred Units or other partnership interests in different series or classes which may be senior to the OP Units, provided such issuance to us is in conjunction with an issuance of securities of our Company having substantially similar rights and in which the proceeds of the offering are contributed to the Operating Partnership. No limited partner has any preemptive or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any interests therein.

    The Board of Directors of the Company in its discretion may cause the Company to issue additional equity securities consisting of common stock or preferred stock; provided, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in our Charter. As long as the Operating Partnership is in existence, the net proceeds of all equity capital raised by us will be contributed to the Operating Partnership in exchange for OP Units, Preferred Units or other interests in the Operating Partnership.

    Borrowing Policies. The Operating Partnership has no restrictions on borrowings and we, as general partner, have full power and authority to cause the Operating Partnership to borrow money. We do not have a policy limiting the amount of debt that we may incur and we are not restricted under our Charter or Bylaws from making borrowings. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our cash flow and, consequently, the amount available for distribution to stockholders.

    Other Investment Restrictions. Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions upon the Operating Partnership's authority to enter into transactions, including, among others, making investments, lending its funds, or reinvesting its cash flow and net sale or refinancing proceeds.

    Neither our Charter nor our Bylaws impose any restrictions upon the types of investments we can make except that, under the Charter, the Board of Directors is prohibited from taking any action that would terminate our REIT status, unless 75% of our directors vote to terminate such REIT status.

    Management Control. All management powers over the business and affairs of the Operating Partnership are vested in the Company as general partner and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the ordinary business and affairs of the Operating Partnership. We as general partner may not be removed by the limited partners with or without cause.

    Our Board of Directors has exclusive control over our business and affairs subject only to those restrictions set forth in the Charter and the Bylaws or provided by Delaware law. The Board of Directors is classified into three classes. At each annual meeting of the shareholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors may be altered or eliminated without the advice of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of our Company.

    Management Liability and Indemnification. The Operating Partnership Agreement generally provides that we, as general partner, will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if we acted in good faith. In addition, we, as general partner, are not responsible for any misconduct or negligence on the part of our agents provided we appointed such agents in good faith. We, as general partner, may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we take or omit to take in reliance upon the opinion of such persons, as to matters which we, as general partner, reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Operating Partnership Agreement also provides for the indemnification of us, as general partner, of our directors and officers, and of such other persons as we, as general partner, may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which such person may be involved that relate to the operations of the Operating Partnership.

    The Charter eliminates, subject to certain exceptions (including the receiving of an improper benefit), the personal liability of a director to our Company or our stockholders for monetary damages for breaches of such director's duty of care or other duties as a director. The effect of this provision in the Charter is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event that a director breaches such Director's duty of care. These provisions also do not alter the liability of directors under federal securities laws.

    Anti-takeover Provisions. Except in limited circumstances, we, as the general partner, have exclusive management power over the business and affairs of the Operating Partnership. We may not be removed as general partner of the Operating Partnership by the limited partners with or without cause.

    Our Charter, our Bylaws, and Delaware law contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management.

    Voting Rights. Under the Operating Partnership Agreement, the limited partners do not have voting rights relating to the operation and management of the Operating Partnership except in connection with matters, as described more fully below, involving certain amendments to the Operating Partnership Agreement, dissolution of the Operating Partnership and the sale or exchange of all or substantially all of the Operating Partnership's assets, including mergers or other combinations.

    Our stockholders have the right to vote, among other things, in the election of each class of directors, on a merger involving the issuance of more than 20% of our outstanding Common Stock, on a sale of substantially all of our assets, most amendments to our Charter and the dissolution of our Company. We are managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is elected by the stockholders at our annual meeting. Each share of Common Stock has one vote, and the Charter permits the Board of Directors to classify and issue Preferred Stock in one or more series having voting powers which may differ from that of the Common Stock.

    Amendment of the Operating Partnership Agreement or the Charter. Amendments to the Operating Partnership Agreement (a) may be proposed by us, as general partner, or by limited partners holding 20% or more of the partnership interests and (b) generally require approval of limited partners (including us) holding a majority of the outstanding limited partner interests. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of any limited partner, alter the interest of any limited partner in profits, losses or distributions, alter or modify the redemption right described herein, or cause the termination of the Operating Partnership at a time inconsistent with the terms of the Operating Partnership Agreement must be approved by us, as general partner, and each limited partner that would be adversely affected by any such amendment.

    Amendments to the Charter must be approved by the Board of Directors and generally by the vote of a majority of the votes entitled to be cast at a meeting of stockholders. However, certain provisions of the Charter may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least 66 2/3 % or 75% of the voting power of all of the shares of capital stock then certified to vote, voting as a single class.

    Vote Required to Dissolve the Operating Partnership or our Company. Under Delaware law and the Operating Partnership Agreement, the Operating Partnership may be dissolved only upon an election to dissolve by the Company as general partner and the affirmative consent of limited partners (including the Company) holding 85% of the OP Units of the limited partners. Under Delaware law, the Board of Directors must obtain approval of holders of a majority of all outstanding shares of our capital stock in order to dissolve the Company.

    Vote Required to Sell Assets or Merge. Boston Properties, Inc. has agreed in the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") not to engage in certain business combinations unless the limited partners who hold the remaining common units of limited partnership ("Common Units" or "OP Units") receive, or have the opportunity to receive, the same consideration per OP Unit as our holders of Common Stock receive per share of Common Stock in the transaction. If holders of OP Units do not receive such consideration, we cannot engage in the transaction unless 75% of the limited partners (other than the Company) vote to approve the transaction. In addition, we have agreed in the Operating Partnership Agreement that we will not consummate certain business combinations in which we conducted a vote of the stockholders unless (i) a vote of holders of OP Units is conducted and (ii) the matter would have been approved had holders of OP Units been able to vote as stockholders on the transaction. The Operating Partnership Agreement does not enable us or require us to engage in a business combination requiring our stockholders' approval if our stockholders do not in fact give the required approval. Rather, if our stockholders approve a business combination that requires a vote of stockholders, we are therefore authorized under the Charter to engage in such transaction but we are contractually prohibited under the Operating Partnership Agreement from consummating the transaction unless

    .   holders of OP Units (including the Company) vote on the matter;

    .   the Company votes the OP Units it holds in the Operating Partnership
    (which at all times equals the number of shares of Common Stock outstanding) in the same proportion as our stockholders voted on the matter at the stockholder vote; and

    .   the result of such vote of the OP Unit holders (including the proportionate vote of the Company's OP Units) is such that had such vote been a vote of stockholders holding a number of shares equal to the number of outstanding OP Units, the business combination would have been approved by our stockholders.

    Under the Charter, the sale of all or substantially all of our assets or any merger or consolidation of our Company requires the approval of 75% of the Directors and holders of a majority of the outstanding Common Stock. No approval of the stockholders is required for the sale of less than substantially all of our assets.

    Compensation, Fees and Distributions. The Company does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the Company has a right to allocations and distributions from the Operating Partnership in respect of the OP Units and Preferred Units it may hold. In addition, the Operating Partnership will reimburse us as general partner for all expenses incurred relating to the ongoing operation of the Company.

    Our directors and officers receive compensation for their services.

    Liability of Investors. Under the Operating Partnership Agreement and applicable Delaware law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

    Under Delaware law, stockholders generally are not personally liable for the debts or obligations of the Company.

    Nature of Investment. The OP Units constitute equity interests entitling each limited partner to his pro rata share of cash distributions made to Unitholders, which may be made in the sole discretion of the General Partner.

    The Common Stock constitutes equity interests in the Company. We are entitled to receive our pro rata share of distributions made by the Operating Partnership with respect to our interest in the Operating Partnership, and each stockholder will be entitled to his or her pro rata share of any dividends paid with respect to Common Stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, we must distribute at least 95% of our taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

    Potential Dilution of Rights. We, as general partner, are authorized, in our sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional OP Units, Preferred Units and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms established by us as general partner.

    The Board of Directors of the Company may in its discretion cause the issuance of additional Common Stock or other equity securities with such powers, preferences and rights as the Board of Directors may designate at the time. The issuance of additional Common Stock or other equity securities may result in the dilution of interests of the stockholders.

    Liquidity. Subject to certain exceptions, or as otherwise set forth in an agreement between the Operating Partnership and a limited partner, a limited partner may transfer all or any portion of his or her OP Units without our consent as general partner. However, except as we may otherwise agree in advance, we, as general partner, in our sole and absolute discretion, may or may not consent to the admission as a limited partner of any transferee of such OP Units. If we, as general partner do not consent to the admission of a permitted transferee, the transferee shall be considered an assignee of an economic interest in the Operating Partnership but will not be a holder of OP Units for any other purpose; as such the assignee will not be permitted to vote on any affairs or issues on which a limited partner may vote.

    There is no market for OP Units, and the OP Units are not registered under the Securities Exchange Act of 1934 nor are they listed for trading on any securities exchange. The issuance of the Redemption Shares in exchange for OP Units has been registered under the Securities Act. The Common Stock (including the Redemption Shares) is of a class that has been registered under the Securities Exchange Act of 1934 and that is listed for trading on the New York Stock Exchange.

                          DESCRIPTION OF COMMON STOCK

    This section describes the general terms and provisions of the shares of our Common Stock that we may offer by this prospectus. The summary is not complete. We have incorporated by reference our Charter and Bylaws as exhibits to this Registration Statement. You should read our Charter and Bylaws before you acquire any Common Stock.

General

     As of January 19, 1999, our authorized Common Stock was 250,000,000 shares, of which 63,527,819 shares were issued and outstanding. All shares of Common Stock will, when issued, be duly authorized, fully paid and nonassessable. This means that the full price for the outstanding Common Stock will have been paid at issuance and that you, as a holder of such shares of Common Stock, will not be later required to pay us any additional monies for such Common Stock.

Dividends

    As a holder of Common Stock, you may receive dividends, out of our funds that we can legally use to pay dividends, when and if such dividends are declared by our Board of Directors.

Voting Rights

    Subject to the provisions of our Charter regarding Excess Stock (as defined below), as a holder of Common Stock you have the exclusive power to vote on all matters presented to our stockholders, unless Delaware law or the Designating Amendment for an outstanding series of Preferred Stock gives the holders of any outstanding Preferred Stock the right to vote on certain matters or generally. As a holder of Common Stock, you are entitled to one vote per share. There is no cumulative voting in the election of our Directors which means that at any meeting of our stockholders the holders of a majority of the outstanding shares of Common Stock can cast all of their votes for each Director to be elected at such meeting, thus electing all of the Directors then standing for election, and the votes held by the holders of the remaining Common Stock will not be sufficient to elect any Director.

Other Rights

    Subject to the provisions of our Charter regarding Excess Stock, each share of Common Stock has equal dividend, distribution, liquidation and other rights, and has no preference, appraisal (except as provided by Delaware law) or exchange rights.

    As a holder of Common Stock, you have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of our Company.

    We intend to furnish our stockholders with annual reports containing our audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

    Pursuant to Delaware law, a merger or consolidation involving a Delaware corporation, such as our Company, generally requires the approval of a majority of the outstanding shares that are entitled to vote on such matters. However, Delaware law provides that no vote of our stockholders is required to authorize a merger in which we are the surviving corporation following the merger and:

    .   our Charter is not amended in any respect by the merger;

    .   each share of stock outstanding prior to the merger is to be an identical share of stock after the effective date of the merger; and

    .   any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered under the plan of merger aggregate to no more than 20% of the number of shares of common stock outstanding immediately prior to the effective date of the merger.

Transfer Agent

    The transfer agent and registrar for the Common Stock is BankBoston, N.A.

Restrictions on Transfer

    Ownership Limit. Among the requirements that we must meet to qualify as a REIT under the Code is that not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) during the last half of a taxable year (other than the first year). Additionally, such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a REIT and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our Charter, subject to certain exceptions, provides that no single person (which includes any "group" of persons) (other than "Related Parties," as defined below, and certain "Look-Through Entities," as defined below), may "beneficially own" more than 6.6% (the "Ownership Limit") of the aggregate number of outstanding shares of any class or series of capital stock. Under our Charter, a person generally "beneficially owns" shares if (i) such person has direct ownership of such shares, (ii) such person has indirect ownership of such shares taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, or (iii) such person would be deemed to "beneficially own" such shares pursuant to Rule 13d-3 under the Exchange Act. These ownership limitations may have the effect of precluding acquisition of control of our Company.

    Related Party Ownership Limit. The effect of clause (iii) of the preceding paragraph is that a person will generally be deemed, for purposes of the Ownership Limit, to beneficially own any shares with respect to which such person has the direct or indirect power to vote or cause their disposition. Notwithstanding the above, a Related Party will not be deemed to beneficially own shares by virtue of clause (iii) of the preceding paragraph and a "group" of which a Related Party is a member will generally not have attributed to the group's beneficial ownership any shares beneficially owned by such Related Party. Each of Mr. Zuckerman and his respective heirs, legatees and devises, and any other person whose beneficial ownership of shares of Common Stock would be attributed under the Code to Mr. Zuckerman, is a "Related Party," and such persons are subject to a "Related Party Ownership Limit" of 15%, such that none of such persons shall be deemed to beneficially own shares in excess of the Ownership Limit unless, in the aggregate, such persons own shares of any class or series of capital stock in excess of 15% of the number of shares of such class or series outstanding. A similar Related Party Ownership Limit is applied to Mr. Linde and persons with a similar relationship to Mr. Linde, all of whom are also Related Parties under our Charter.

    Look-Through Ownership Limit.   Our Charter provides that pension plans
described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 ("Look-Through Entities") are subject to a 15% "Look-Through Ownership Limit." Pension plans and mutual funds are among the entities that are not treated as holders of stock under the Five or Fewer Requirement and the beneficial owners of such entities will be counted as holders for this purpose.

    Waiver of Ownership Limits by Our Board of Directors. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in the best interests of our Company to attempt to qualify, or to continue to qualify, as a REIT. Our Board of Directors may, in its sole discretion, waive the Ownership Limit, the Look-Through Ownership Limit and the Related Party Ownership Limit in any particular instance if evidence satisfactory to our Board of Directors is presented that the waiver of the Limit will not jeopardize our REIT status and our Board of Directors otherwise decides that such action is in our best interest.

    Transfers in Violation of Our Transfer Restrictions Will Be Null and Void. Any purported transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit, the Look-Through Ownership Limit or the Related Party Ownership Limit, as applicable, or that would result in our disqualification as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in our Company being "closely held" within the meaning of Section 856(h) of the Code or results in our Company constructively owning 10% or more of the ownership interests in a tenant of ours within the meaning of Section 318 of the Code as modified by Section 856(d)(5) of the Code, shall be null and void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the applicable limit. The Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the applicable limit (the "Prohibited Owner") will cease to own any right or interest) in such excess shares. Any such excess shares described above will be converted automatically into an equal number of shares of Excess Stock (the "Excess Shares"). The Excess Shares will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the "Beneficiary"). Such automatic transfer will be deemed to be effective as of the close of business on the Trading Day (as defined in our Charter) prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the applicable limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary all dividends and other distributions paid by us with respect to such Excess Shares.

    In addition, shares of stock of our Company held in the trust will be deemed to have been offered for sale to our Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days. Upon such a sale to us, the interest of the Beneficiary in the shares sold will terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee (or, in the case of a devise or gift, the Prohibited Owner).

    These restrictions do not preclude settlement of transactions through the NYSE.

    Disclosure of Stock Ownership by Our Stockholders. Our Charter provides that our stockholders are required upon demand to disclose to us in writing any information with respect to their direct, indirect and constructive ownership of capital stock as our Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Shareholder Rights Agreement

    On June 11, 1997, the Board of Directors adopted a Shareholder Rights Agreement (the "Rights Agreement"). The adoption of the Rights Agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company or a large block of the Company's Common Stock.

    In accordance with the Rights Agreement, one Preferred Stock Purchase Right (a "Right") is attached to each outstanding share of Common Stock, and one Right will be attached to each share of Common Stock issued before the Distribution Date (as defined below). Under certain conditions, each Right entitles the registered holder to purchase from the Company one one-thousandth (1/1000) of a share (a "Series E Unit") of Series E Junior Participating Cumulative Preferred Stock, par value $.01 per share, of the Company (the "Series E Preferred Stock"), at a cash exercise price of $100.00 per Series E Unit (the "Exercise Price"), subject to adjustment. The

Company has designated 200,000 shares of Series E Preferred Stock and has reserved such shares for issuance under the Rights Agreement.

    The Rights are not exercisable until the Distribution Date and will expire on June 11, 2007, unless previously redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Series E Units, other securities of the Company, other consideration or for common stock of an acquiring company.

    Initially, the Rights are attached to and trade with the outstanding shares of Common Stock. The Rights will separate from the Common Stock and will become exercisable upon the earlier of the close of business on:

    (i) the tenth calendar day following the first public announcement that a person or a group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of more than 15% of the sum of the outstanding shares of Common Stock and Excess Stock ("Common Shares") (the date of said announcement being referred to as the "Stock Acquisition Date"); or

    (ii) the tenth business day (or such other calendar day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of more than 15% of the outstanding Common Shares (the earlier of such dates being herein referred to as the "Distribution Date").

Under the Rights Agreement, shares of Common Stock that may be issued in exchange for outstanding OP Units are not included in the definition of beneficial ownership. Also, a person who became a partner of the Operating Partnership at the time of the Initial Offering will not be an Acquiring Person if such person does not acquire a greater percentage of (A) the sum of (i) the outstanding shares of Common Stock plus (ii) the outstanding OP Units held by persons other than the Company than (B) the percentage that such person had at the completion of the Initial Offering. Furthermore, no "group" of which a Related Party is a member will be deemed to beneficially own the Common Shares beneficially owned by such Related Party.

    In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise that number of Series E Units of Series E Preferred Stock having a market value of two times the exercise price of the Right (such right being referred to as the "Subscription Right"). In addition, if at anytime following the Stock Acquisition Date the Company engages in certain business combinations with an acquiring company, each holder of a Right shall have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right (such right being referred to as the "Merger Right") if:

    (i) the Company consolidates with, or merges with and into, any other person, and the Company is not the continuing or surviving corporation;

    (ii) any person consolidates with the Company, or merges with and into the Company and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

    (iii) 50% or more of the Company's assets or earning power is sold, mortgaged or otherwise transferred.

The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right.

    The Exercise Price payable, and the number of Series E Units of Series E Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

    At any time after the Stock Acquisition Date, the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Common Stock or Units of Series E Preferred Stock at an exchange ratio of one share of Common Stock or one Unit of Series E Preferred Stock per Right. However, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the Common Stock of the Company.

    The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earlier of (i) the close of business on the tenth calendar day after the Stock Acquisition Date, or (ii) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

    Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (a) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Shareholder Rights Agreement by reference, and (c) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

    As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

    The Board of Directors in its sole discretion may amend the Rights Agreement until the Distribution Date. After the Distribution Date, the Board of Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

    A copy of the Rights Agreement has been filed with the SEC. A copy of the Rights Agreement is also available from the Company upon written request. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

                     CERTAIN PROVISIONS OF DELAWARE LAW AND
                             OUR CHARTER AND BYLAWS

    The Company's Charter and Bylaws contain certain provisions that could make more difficult an acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to our Charter and Bylaws, which have been filed with the SEC. See also "Description of Common Stock -- Restrictions on Transfers" beginning on page 25.

Amendment of Our Charter and Bylaws

    Amendments to the Charter must be approved by the Board of Directors and generally by the vote of a majority of the votes entitled to be cast at a meeting of stockholders. However, amendments dealing with certain articles of our Charter (for example, articles relating to stockholder action; the powers, election of, removal of and classification of directors; limitation of liability; and amendment of our Bylaws or Charter) require the affirmative vote of not less than 75% of the outstanding votes entitled to be cast on the matter. Unless otherwise required by law, our Board of Directors may amend our Bylaws by the affirmative vote of a majority of the directors then in office. Our Bylaws may also be amended by our stockholders, at an annual meeting or at a special meeting called for such purpose, by the affirmative vote of at least seventy-five percent of the votes entitled to be cast on the matter; provided, that if our Board of Directors recommends that our stockholders approve such amendment at such meeting, such amendment will require the affirmative vote of only a majority of the shares present at such meeting and entitled to vote.

Dissolution of our Company

    The DGCL and our Charter permit our Company to be dissolved by (i) the affirmative vote of 75% of the directors then in office declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of our stockholders, and (ii) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Meetings of Stockholders

    Under our Bylaws, we will hold annual meetings of our stockholders at such date and time as determined by our Board of Directors, the Chairman of our Board or our President. Our Bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders. Special meetings of our stockholders may be called only by a majority of the Directors then in office and only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

Our Board of Directors

    Our Charter provides that our Board of Directors will initially consist of five directors and thereafter the number of directors of our Company may be established by our Board of Directors. However, the number of directors may not be fewer than the minimum number required by the DGCL nor more than eleven. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in our Board of Directors relating thereto, any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining directors. Pursuant to the terms of our Charter, the directors are divided into three classes. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The use of a classified board of directors may render more difficult a change in control of our Company or removal of incumbent management. We believe, however, that classification of our Board of Directors will help to assure the continuity and stability of our business strategies and policies.

    Our Charter provides that the affirmative vote of more than 75% of the directors then in office is required to approve certain transactions or actions of our Board of Directors, including a change of control (as defined) of our Company or of the Operating Partnership, any amendment to the Operating Partnership Agreement, any waiver of the limitations on ownership contained in our Charter, certain issuances of equity securities by our Company or termination of our status as a REIT.

Shareholder Rights Plan and Ownership Limitations

    We have adopted a Shareholder Rights Agreement. In addition, our Charter contains provisions that limit the ownership by any person of shares of any class or series of capital stock of our Company. See "Description of Common Stock--Shareholder Rights Agreement" beginning on page 26 and "--Restrictions on Transfer" beginning on page 25).

Limitation of Liability and Indemnification

    Our Charter generally limits the liability of our directors to our Company to the fullest extent permitted from time to time by Delaware law. The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to such corporation's best interests and, in the case of a criminal proceeding, provided such person had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of a corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

    Our Bylaws provide that our directors and officers will be, and, in the discretion of our Board of Directors, non-officer employees may be, indemnified by our Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of our Company. Our Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. Our Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Business Combinations

    We are subject to the provisions of section 203 ("Section 203") of the DGCL.
Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless:

    .   the transaction resulting in a person becoming an interested stockholder, or the business combination, was approved by the board of directors of the corporation before the consummation of such transaction;

    .   the interested stockholder owned 85% or more of the outstanding voting stock of the corporation immediately after the transaction in which it became an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or

    .   on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

Under Section 203, an "interested stockholder" is defined (with certain exceptions) as any person who, together with affiliates and associates, owns or within the prior three years did own, 15% or more of the corporation's outstanding voting stock.

Indemnification Agreements

    We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance to our directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover our directors and executive officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or stockholders to eliminate the rights it provides.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

    We intend to operate in a manner that will enable us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although we believe that we are organized and operate in such a manner, we cannot assure you that we qualify or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on all of our taxable income at regular corporate rates (i.e., we will no longer be able, in general, to deduct from our taxable income
 ----
dividends that we pay to our stockholders). In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to stockholders. This Prospectus does not address the taxation of Boston Properties, Inc. or the impact on Boston Properties, Inc. of its election to be taxed as a REIT. The discussion set forth below assumes that we qualify as a REIT under the Code.

Taxation of Taxable Domestic Stockholders

    Dividends and Other Distributions. As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. For purposes of determining whether distributions on the Common Stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to outstanding Preferred Stock and then to outstanding Common Stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the holder has held its Common Stock. However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares they will be included in income as long-term gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. In addition, any dividend declared by Boston Properties, Inc. in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Boston Properties, Inc. and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

    Sale of Common Stock. On the sale of shares of the Common Stock, gain or loss will be recognized by the holder in an amount equal to the difference between (i) the amount of cash and fair market value of any property received on such sale, and (ii) the holder's adjusted basis in the Common Stock. Such gain or loss will be capital gain or loss if the shares of the Common Stock are held as capital assets, and will be long-term gain or loss if such shares are held for more than one year. In general, any loss upon a sale or exchange of shares by a holder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from Boston Properties, Inc. required to be treated by such holder as long-term capital gain.

Backup Withholding

    We will report to our domestic stockholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

Taxation of Certain Tax-exempt Stockholders

    Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a Section 401(k) plan that holds the Common Stock as an investment will not be subject to tax on dividends paid by Boston Properties, Inc. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds then some or all of its dividends from the Common Stock will be subject to tax. In addition, under some circumstances certain pension plans (including Section 401(k) plans but not, for example, IRAs) that own more than 10% (by value) of our outstanding stock, including Common Stock, could be subject to tax on a portion of their Common Stock dividends even if their Common Stock is held for investment and is not treated as acquired with borrowed funds.

Other Tax Consequences

    Boston Properties, Inc. and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of Boston Properties, Inc. and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Boston Properties, Inc.

                           NO PROCEEDS TO THE COMPANY

    We will not receive any of the proceeds of the sale of the Redemption Shares offered hereby, although we will acquire OP Units in the Operating Partnership in exchange for any Redemption Shares we issue. We are paying the fees and expenses associated with registering the Redemption Shares.


                              PLAN OF DISTRIBUTION

    This Prospectus relates to the possible issuance of the Redemption Shares if, and to the extent that, holders of 1,471,456 OP Units issued upon the contribution of certain properties and assets tender such OP Units for redemption and we elect to acquire such tendered OP Units for Common Stock.

    We have registered the offer and issuance of the Redemption Shares pursuant to our obligations under the Registration Rights Agreement, but registration of such shares does not necessarily mean that all or any portion of the OP Units will be presented for redemption or that we will issue Redemption Shares. We will not receive any proceeds from the issuance of Redemption Shares to Unitholders, although we will acquire OP Units in exchange for Redemption Shares.

    We are paying the fees and expenses associated with registering the redemption shares.


                                 LEGAL MATTERS

    The legality of the Redemption Shares will be passed upon for our Company by Goodwin, Procter & Hoar LLP. Gilbert G. Menna, the sole shareholder of Gilbert
G. Menna, P.C., a partner of Goodwin, Procter & Hoar LLP, serves as an Assistant Secretary of our Company. Certain partners of Goodwin, Procter & Hoar LLP or their affiliates, together with Mr. Menna, own approximately 20,000 shares of Common Stock. Goodwin, Procter & Hoar LLP occupies approximately 26,000 square feet at 599 Lexington Avenue, New York under a lease that expires in 2002.


                                    EXPERTS
    The financial statements and schedules for the year ended December 31, 1997 referred to and incorporated by reference in this prospectus or elsewhere in the Registration Statement of which this prospectus is a part have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

==================================================

  We have not authorized anyone else to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company.
This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.



                TABLE OF CONTENTS

                                          Page
                                          ----

Available Information...................   2

Incorporation of Certain
  Documents by Reference................   2

Risk Factors............................   4

The Company.............................  15

Description of Units and
  Redemption of Units...................  17

Description of Common Stock.............  24

Certain Provisions of Delaware Law and
Our Charter and Bylaws..................  29

Federal Income Tax Considerations.......  32

No Proceeds to the Company..............  34

Plan of Distribution....................  34

Legal Matters...........................  34

Experts.................................  34


==================================================

==================================================


                1,471,456 Shares



            Boston Properties, Inc.



                  Common Stock


                 --------------

                   Prospectus

                 --------------

                January __, 1999

==================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth the estimated fees and expenses payable by our Company in connection with the issuance and distribution of the Securities registered hereby (all amounts except the registration fee are estimated):

Registration fee..................................   $12,848.73
Printing and duplicating expenses.................   $ 5,000.00
Legal fees and expenses...........................   $10,000.00
Accounting fees and expenses......................   $ 5,000.00
Blue sky fees and expenses........................          -0-
Trustee Fees......................................          -0-
Miscellaneous.....................................          -0-

Total.............................................   $32,848.73
                                                     ----------

Item 15.  Indemnification of Directors and Officers.

     Our Charter and Bylaws provide certain limitations on the liability of our directors and officers for monetary damages to our Company. Our Charter and Bylaws obligate our Company to indemnify its directors and officers, and permit our Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to our Company and our stockholders against these individuals.

     Our Charter limits the liability of our directors and officers to our Company to the fullest extent permitted from time to time by the DGCL. The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     Our Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Our Bylaws provide that our directors and officers will be, and, in the discretion of our Board of Directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of our Company. Our Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other matters, that we indemnify our directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or our stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 16.  Exhibits.

     4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

     4.2 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

     4.3 Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (incorporated herein by reference to the Company's Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

     4.4 Shareholder Rights Agreement dated as of June 16, 1997 between the Company and BankBoston, N.A., as Rights Agent (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279).

     5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Securities being registered.

     8.1  Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

     23.1 Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.

     23.2 Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits 5.1 and 8.1 hereto).

     24.1 Powers of Attorney (included on signature page of Registration Statement as filed).

_____________________

Item 17.  Undertakings.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not
    --------  -------
    apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
        Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Boston Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 19th day of January, 1999.



                                         BOSTON PROPERTIES, INC.


                                         By: /s/ Edward H. Linde
                                             ------------------------------
                                             Name:  Edward H. Linde
                                             Title:  President and Chief
Executive Officer

    KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Mortimer B. Zuckerman, Edward H. Linde and David G. Gaw as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                Title                   Date
              ---------                -----                   ----


   /s/ Mortimer B. Zuckerman      Chairman of the Board       January 19, 1999
--------------------------------  of Directors
     Mortimer B. Zuckerman


     /s/ Edward H. Linde          President and Chief         January 19, 1999
--------------------------------  Executive Officer,
       Edward H. Linde            Director (Principal
                                  Executive Officer)


       /s/ David G. Gaw           Chief Financial Officer     January 19, 1999
--------------------------------  (Principal Financial
         David G. Gaw             Officer and Principal
                                  Accounting Officer)


     /s/ Alan J. Patricof         Director                    January 19, 1999
--------------------------------
       Alan J. Patricof


    /s/ Ivan G. Seidenberg        Director                    January 19, 1999
--------------------------------
      Ivan G. Seidenberg


      /s/ Martin Turchin          Director                    January 19, 1999
--------------------------------
        Martin Turchin


     /s/ Alan B. Landis           Director                    January 19, 1999
--------------------------------
       Alan B. Landis


    /s/ Richard E. Salomon        Director                    January 19, 1999
--------------------------------
      Richard E. Salomon

                                  EXHIBIT INDEX



Exhibit No.    Description
----------     -----------

   4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

   4.2 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

   4.3 Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (incorporated herein by reference to the Company's Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

   4.4 Shareholder Rights Agreement dated as of June 16, 1997 between the Company and BankBoston, N.A., as Rights Agent (incorporated herein by reference to the Company's Registration Statement on Form S-11
         (File No. 333-25279).

   5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Securities being registered.

   8.1   Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

   23.1  Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.

   23.2 Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits 5.1 and 8.1 hereto).

   24.1 Powers of Attorney (included on signature page of Registration Statement as filed).

__________________________